AMENDED AND RESTATED ADMINISTRATION CONTRACT

(Investor and Capital Series)

This administration contract (“Contract”) is made as of August 28, 2007 and amended and restated as of January 7, 2016, between UBS MONEY SERIES, a Delaware statutory trust (“Trust”), and UBS ASSET MANAGEMENT (AMERICAS) INC. (“UBS AM”), a Delaware corporation.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end investment management company, and intends to offer for public sale distinct series of shares of beneficial interest, including those series relating to this Contract listed in Exhibit A (each, a “Fund”), each corresponding to a distinct portfolio; and

WHEREAS, the Trust desires to retain UBS AM as administrator to furnish certain administrative services to the Funds, and UBS AM is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.         Appointment.    The Trust hereby appoints UBS AM as administrator for each Fund for the period and on the terms set forth in this Contract. UBS AM accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.         Duties as Administrator.    UBS AM will administer the affairs of the Trust and each Fund subject to the supervision of the Board of Trustees (“Board”) and the following understandings:

(a)        UBS AM will supervise all aspects of the operations of the Trust and each Fund, including oversight of transfer agency and accounting services, except as hereinafter set forth; provided, however, that nothing herein contained shall be deemed to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Trust and each Fund.

(b)        UBS AM will provide the Trust and each Fund with such corporate, administrative and clerical personnel (including officers of the Trust) and services as are reasonably deemed necessary or advisable by the Board, including the maintenance of certain books and records of the Trust and each Fund.

(c)        UBS AM will arrange for the periodic preparation, updating, filing and dissemination (as applicable) of the Trust’s Registration Statement, proxy material, tax returns and required reports to each Fund’s shareholders and the Securities and Exchange Commission and other appropriate federal or state regulatory authorities.

(d)        UBS AM will provide the Trust and each Fund with, or obtain for it, adequate office space and all necessary office equipment and services, including telephone service, heat, utilities, stationery supplies and similar items.

(e)        UBS AM will furnish the Board with such periodic and special reports as the Board reasonably may request.

(f)        UBS AM will oversee the computation of the net income of each Fund as described in the currently effective Registration Statement or as more frequently requested by the Board.

3.         Further Duties. In all matters relating to the performance of this Contract, UBS AM will act in conformity with the Trust Instrument, By-Laws and Registration Statement of the Trust and with the instructions and directions of the Board and will comply with the requirements of the 1940 Act, the rules thereunder, and all other applicable federal and state laws and regulations.

4.         Delegation of UBS AM’s Duties as Administrator. With respect to any or all Funds, UBS AM may enter into one or more contracts (each, a “Sub-Administration Contract”) with a sub-administrator in which UBS AM delegates to such sub-administrator any or all its duties specified in Paragraph 2 of this Contract, provided that each Sub-Administration Contract imposes on the sub-administrator bound thereby all applicable duties and conditions to which UBS AM is subject by Paragraphs 2 and 3 of this Contract, and further provided that each Sub-Administration Contract meets all requirements of the 1940 Act and rules thereunder.

5.         Services Not Exclusive. The services furnished by UBS AM hereunder are not to be deemed exclusive and UBS AM shall be free to furnish similar services to others so long as its services under this Contract are not impaired thereby. Nothing in this Contract shall limit or restrict the right of any director, officer or employee of UBS AM who may also be a Trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

6.         Expenses.

(a)        Each Fund will bear all expenses, not specifically assumed by UBS AM, incurred in its operations and the offering of its shares.

(b)        Expenses borne by each Fund will include but not be limited to the following (or each Fund’s proportionate share of the following): (i) fees payable to and expenses incurred on behalf of the Fund by UBS AM under this Contract; (ii) expenses of organizing the Trust and the Fund; (iii) filing fees and expenses relating to the registration and qualification of the Fund’s shares and the Trust under federal and/or state securities laws and maintaining such registration and qualifications; (iv) fees and salaries payable to the Trust’s Trustees and officers who are not interested persons by reason of affiliation with UBS AM or any of UBS AM’s affiliates; (v) all expenses incurred in connection with the Trustees’ services, including travel expenses; (vi) taxes (including any income or franchise taxes) and governmental fees; (vii) costs of any liability, uncollectible items of deposit and other insurance and fidelity bonds; (viii) any costs, expenses or losses arising out of a liability of or claim for damages or other relief asserted against the Trust or the Fund for violation of any law; (ix) legal, accounting and auditing expenses, including legal fees of special counsel for those Trustees of the Trust who are not interested persons by reason of affiliation with UBS AM or any of UBS AM’s affiliates; (x) charges of custodians, transfer agents and other agents (including any lending agent); (xi) costs of preparing share certificates; (xii) expenses of setting in type and printing prospectuses and supplements thereto, statements of additional information and supplements thereto, reports and proxy materials for existing shareholders; (xiii) costs of mailing prospectuses and supplements thereto, statements of additional information and supplements thereto, reports and proxy materials to existing shareholders; (xiv) any extraordinary expenses (such as costs of litigation to which the Trust or a Fund is a party and of indemnifying officers and Trustees of the Trust), which will be borne by the Trust or Fund, as applicable; (xv) fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; (xvi) the cost of mailing and tabulating proxies and costs of meetings of shareholders, the Board and any committees thereof; (xvii) the cost of investment company literature and other publications provided by the Trust to its Trustees and officers; (xviii) costs of mailing, stationery and communications equipment; (xix) expenses incident to any dividend, withdrawal or redemption options; and (xx) interest on borrowings of the Fund.

(c)        The Trust or a Fund may pay directly any expenses incurred by it in its normal operations and, if any such payment is consented to by UBS AM and acknowledged as otherwise payable by UBS AM pursuant to this Contract, the Fund may reduce the fee payable to UBS AM pursuant to paragraph 7 hereof by such amount. To the extent that such deductions exceed the fee payable to UBS AM on any monthly payment date, such excess shall be carried forward and deducted in the same manner from the fee payable on succeeding monthly payment dates.

(d)        UBS AM will assume the cost of any compensation for services provided to the Trust received by the officers of the Trust and by those Trustees who are interested persons by reason of affiliation with UBS AM.

(e)        The payment or assumption by UBS AM of any expenses of the Trust or a Fund that UBS AM is not required by this Contract to pay or assume shall not obligate UBS AM to pay or assume the same or any similar expense of the Trust or a Fund on any subsequent occasion.

7.         Compensation.

(a)        For the services provided and the expenses assumed pursuant to this Contract, with respect to each Fund, the Trust will pay to UBS AM a fee, computed daily and paid monthly, at an annual rate of 0.10% of such Fund’s average daily net assets.

(b)       The fee shall be computed daily and paid monthly to UBS AM on or before the first business day of the next succeeding calendar month.

(c)       If this Contract becomes effective or terminates before the end of any month, the fee for the period from the effective day to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

8.         Limitation of Liability of UBS AM. UBS AM and its delegates, including any Sub-Administrator to any Fund or the Trust, shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Fund, the Trust or any of its shareholders, in connection with the matters to which this Contract relates, except to the extent that such a loss results from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Contract. Any person, even though also an officer, director, employee, or agent of UBS AM, who may be or become an officer, Trustee, employee or agent of the Trust shall be deemed, when rendering services to any Fund or the Trust or acting with respect to any business of such Fund or the Trust, to be rendering such service to or acting solely for the Fund or the Trust and not as an officer, director, employee, or agent or one under the control or direction of UBS AM even though paid by it.

9.         Duration and Termination.

(a)        This Contract shall become effective upon the date hereabove written provided that, with respect to any Fund, this Contract shall not take effect unless it has first been approved (i) by a vote of a majority of those Trustees of the Trust who are not parties to this Contract or interested persons of any such party; and (ii) by the Board.

(b)        Unless sooner terminated as provided herein, this Contract shall continue in effect for two years from its effective date. Thereafter, if not terminated, this Contract shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of those Trustees of the Trust who are not parties to this Contract or interested persons of any such party; and (ii) by the Board.

(c)        Notwithstanding the foregoing, with respect to any Fund, this Contract may be terminated at any time, without the payment of any penalty, by vote of the board on sixty days’’ written notice to UBS AM or by UBS AM at any time, without the payment of any penalty, on sixty days’ written notice to the Trust. Termination of this Contract with respect to any given Fund shall in no way affect the continued validity of this Contract or the performance thereunder with respect to any other Fund. This Contract will automatically terminate in the event of its assignment.

10.        Limitation of Liability of the Trustees, Officers and Shareholders of the Trust. The Trustees and officers of the Trust and the shareholders of any Fund shall not be liable for any obligations of any Fund or the Trust under this Contract, and UBS AM agrees that, in asserting any rights or claims under this Contract, it shall look only to the assets and property of the Trust in settlement of such right or claim, and not to such Trustees, officers or shareholders.

11.        Amendment of this Contract. No provision of this Contract may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

12.        Governing Law. This Contract shall be construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

13.          Miscellaneous. The captions in this Contract are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Contract shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Contract shall not be affected thereby. This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Contract, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “national securities exchange,” “net assets,” “prospectus,” “sale,” “sell” and “security” shall have the same meaning as such terms have in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission. Where the effect of a requirement of the 1940 Act reflected in any provision of this Contract is relaxed by a rule, regulation, order or other action of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, order or other action.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers and delivered as of the day and year first above written.

UBS MONEY SERIES

Attest: /s/ Eric Sanders	By: /s/ Keith A. Weller
Name: Eric Sanders	Name: Keith A. Weller
Title: Vice President & Assistant Secretary	Title: Vice President & Assistant Secretary

Attest: /s/ Nancy D. Osborn Name: Nancy D. Osborn Title: Director	UBS ASSET MANAGEMENT (AMERICAS) INC.
By: /s/ Thomas Disbrow
Name: Thomas Disbrow
Title: Managing Director

Exhibit A

UBS Select Prime Investor Fund

UBS Select Treasury Investor Fund

UBS Select Tax-Free Investor Fund

UBS Select Prime Capital Fund

UBS Select Treasury Capital Fund

UBS Select Tax-Free Capital Fund

UBS Prime Investor Fund